Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Planar Systems, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statements (File Nos. 33-82696, 33-82688, 33-90258, 333-45191, 333-37502, 333-86886, 333-101145, 333-101147, 333-101148, 333-123684, 333-138064, and 333-138063) on Form S-8 of Planar Systems, Inc. of our report dated December 1, 2009, with respect to the consolidated balance sheets of Planar Systems, Inc. as of September 25, 2009 and September 26, 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended September 25, 2009, which report appears in the September 25, 2009 annual report on Form 10-K of Planar Systems, Inc.

Our report dated December 1, 2009, on the consolidated financial statements, contains an explanatory paragraph that states, as discussed in Note 18 to the consolidated financial statements, in the year ended September 28, 2007, Planar Systems, Inc. and subsidiaries adopted SEC staff Accounting Bulletin (SAB) No. 108, which was incorporated into the Codification within ASC Topic 250, “Accounting Changes and Error Corrections” (“ASC Topic 250”).

/s/ KPMG LLP

December 1, 2009